UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Intrepid Potash, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, Colorado 80202
(303) 296-3006

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR ANNUAL MEETING

TO BE HELD ON MAY 19, 2020

May 5, 2020

This proxy statement supplement (the “Proxy Supplement”) updates the proxy statement (the “Proxy Statement”) filed by Intrepid Potash, Inc. (the “Company”) with the Securities and Exchange Commission on April 7, 2020.  The primary purpose of this Proxy Supplement is to provide subsequent information relating to the recent addition of a new member of the Board, effective on May 19, 2020.

This Proxy Supplement does not change any proposal set forth in the Proxy Statement, and does not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement. The Board continues to recommend a vote “FOR” each of the proposals in the Proxy Statement. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged.

* * * *

On April 24, 2020, the Board of Directors (the “Board”) of the Company appointed Mary McBride to serve as a Class II director on the Board, effective May 19, 2020.  Ms. McBride is replacing J. Landis Martin, who, earlier this year announced his retirement from the Board, effective May 19, 2020. As a Class II director, Ms. McBride’s term will end at the 2022 Annual Meeting of Stockholders. The Board also appointed Ms. McBride to serve on each of the Audit Committee, Compensation Committee, Strategy Committee, and Nominating and Corporate Governance Committee of the Board, each effective as of May 19, 2020.

Mary McBride, age 64, is a senior banking executive with over 30 years of experience and leadership in commercial banking. In her banking career, she covered a variety of industries with a focus on agriculture markets, and has experience working with companies in agricultural production, processing, marketing, and fertilizer, as well as the oil and gas industry. She joined CoBank, ACB (“CoBank”) in 1993 serving in various positions, most recently served as president from 2013 to 2016 prior to her departure from the organization in December 2016. Prior to her term as president, Ms. McBride served as the chief operating officer and chief banking officer at CoBank. Prior to CoBank, she worked for First Interstate Bank of Denver and the First National Bank of Boston. Ms. McBride currently serves as an independent director for CatchMark Timber Trust, Inc, a real estate investment trust focused on the acquisition and management of timberlands. where she serves as the Audit Committee Chair and on the Compensation and Nominating/Governance Committees. The Board determined that Ms. McBride’s extensive executive experience in commercial banking and as a public company director, including her significant knowledge and expertise in finance, business and agricultural industry, brings valuable leadership and perspective to the Board.

As compensation for her service on the Board, Ms. McBride will receive the Company’s standard compensation for non-employee directors. There are no understandings or arrangements with any person pursuant to which Ms. McBride was selected as a director, and Ms. McBride is not party to any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

The Board considered the independence of Ms. McBride under New York Stock Exchange (“NYSE”) listing standards and concluded that she is an independent director under the applicable NYSE standards.